Exhibit 99.1

Ziff Davis, Inc. Completes Separation of Consensus Cloud Solutions, Inc.

New York, NY—7am ET, October 8, 2021—Ziff Davis, Inc. (“Ziff Davis”) (formerly known as J2 Global, Inc.) (Nasdaq: ZD) announced today that it has completed the previously announced separation of its Consensus business into an independent, publicly traded company. The new company, Consensus Cloud Solutions, Inc. (“Consensus”), is a leading provider of secure information-delivery services.

Ziff Davis common stock will begin regular-way trading today on the Nasdaq under the ticker symbol “ZD.” Consensus common stock will begin regular-way trading today on the Nasdaq under the ticker symbol “CCSI.”

“We are thrilled to complete the separation of Ziff Davis and Consensus into two leading independent public companies,” said Vivek Shah, CEO of Ziff Davis. “My colleagues and I are excited to continue Ziff Davis’ mission of creating enduring value through vertical market innovation, digital transformation, and exceptional capital allocation. I am grateful to our Board and employees, whose hard work enabled us to reach today’s milestone. I know they join me in wishing the Consensus team great success as a standalone public company.”

The separation was achieved through a pro rata distribution to Ziff Davis stockholders of 80.1% of the outstanding shares of Consensus on October 7, 2021. The special dividend distribution gave Ziff Davis stockholders one share of Consensus common stock for every three shares of Ziff Davis common stock outstanding as of the close of business on October 1, 2021, the record date for the distribution. No fractional shares of Consensus were issued and stockholders received cash in lieu of fractional shares.

Citi is acting as exclusive financial advisor and Gibson, Dunn & Crutcher LLP is acting as legal counsel to Ziff Davis.

About Ziff Davis

Ziff Davis (Nasdaq: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, entertainment, shopping, health, cybersecurity, and martech. For more information, visit www.ziffdavis.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the proposed spin-off transaction. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and include uncertainties regarding expected operating performance and financial position of the companies after the separation, the costs and expected benefits of the proposed transaction, and the expected tax treatment of the transaction. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in Ziff Davis’ (formerly J2 Global) Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by Ziff Davis with the SEC. Ziff Davis assumes no obligation to update these forward-looking statements.

Rebecca Wright

Ziff Davis, Inc.

(800) 577-1790

investor@ziffdavis.com

Source: Ziff Davis, Inc.